Exhibit 99.1

Syndax Reports Third Quarter 2026 Financial Results and Provides Business Update

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Total revenue of $83.3 million in 3Q26, an 82% year-over-year increase –

Revuforj® (revumenib) net revenue of $60.7 million in 3Q26, a 90% y/y increase, underscores leadership in R/R NPM1m and KMT2Ar acute leukemia; 20% q/q growth in new patients

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Niktimvo™ (axatilimab-csfr) net revenue of $67.4 million in 3Q26, a 47% y/y increase, resulting in Syndax collaboration revenue of $22.6 million –
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New revumenib data expected in 4Q26 from clinical trials and real-world studies spanning the acute leukemia treatment continuum and multiple genetic subtypes –
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Company to host a conference call today at 4:30 p.m. ET –

NEW YORK, NY, November 2, 2026 (GLOBE NEWSWIRE) – Syndax Pharmaceuticals (Nasdaq: SNDX), a commercial-stage biopharmaceutical company advancing innovative cancer therapies, today reported its financial results for the third quarter ended September 30, 2026, and provided a business update.

“We delivered another quarter of strong commercial results, generating $83 million in total revenue to Syndax. Revuforj net revenue grew to $61 million, driven by a 20% increase in new patients and an increasing number of patients on therapy in the post-transplant setting. We continue to have the dominant share of new patients across all age groups starting a menin inhibitor and the vast majority of revenue for the class, underscoring our position as the market leader. Importantly, a growing number of both R/R KMT2Ar and NPM1m patients are proceeding to a stem cell transplant after receiving Revuforj and then resuming therapy afterward, a dynamic that positions the business for long-term growth as the average duration of therapy extends,” said Michael A. Metzger, Chief Executive Officer.

Mr. Metzger continued, “We look forward to sharing new Revuforj combination data in the fourth quarter that reinforce our confidence that our ongoing pivotal frontline trials could transform the treatment paradigm for newly diagnosed AML. We remain well positioned to be the first to deliver a menin inhibitor in the frontline, unlocking a multi-billion-dollar opportunity. With growing revenue from two medicines, a robust pipeline generating multiple blockbuster opportunities, world-class R&D capabilities, and a strong balance sheet, Syndax is poised to deliver long-term value.”

Recent Business Highlights and Anticipated Milestones

Revuforj® (revumenib)

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Achieved $60.7 million in Revuforj net revenue in the third quarter of 2026, a 90% increase over the third quarter of 2025 and an 11% increase over the second quarter of 2026. New patients and total prescriptions increased by approximately 20% and 13%, respectively, in the third quarter of 2026 compared to the second quarter of 2026. The double-digit growth in net revenue, new patients, and total prescriptions reflects robust uptake in both Revuforj indications and a growing number of relapsed or refractory (R/R) KMT2A-rearranged (KMT2Ar) and NPM1-mutated (NPM1m) patients proceeding to hematopoietic stem cell transplant (HSCT) and then resuming therapy in the post-transplant setting.
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Claims data indicate that approximately 50% of R/R KMT2Ar patients proceed to HSCT after receiving Revuforj, of which about 60% have resumed therapy post-transplant. Notably, the data also indicate that approximately 40% of R/R NPM1m patients proceed to HSCT after receiving Revuforj, of which about 50% have resumed therapy post-transplant.
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In October 2026, Revuforj received the Best Product for Rare/Orphan Diseases award from The Galien Foundation, one of the world’s most prestigious awards for biomedical research and innovation. Additionally, Revuforj was named as one of TIME’s Best Inventions of 2026 in the Medical and Healthcare category.
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The Company expects to have a major presence at upcoming medical meetings, with the presentation in the fourth quarter of 2026 of new/updated revumenib data including:
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Frontline data from the BEAT AML trial of revumenib in combination with venetoclax/azacitidine in NPM1m and KMT2Ar acute myeloid leukemia (AML)
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Frontline data from the SAVE trial of the all-oral combination of revumenib, decitabine/cedazuridine, and venetoclax in NPM1m, KMT2Ar, or NUP98-rearranged (NUP98r) AML
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Frontline data from a Phase 1 trial of revumenib in combination with intensive chemotherapy in NPM1m, KMT2Ar, or NUP98r AML
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Post-transplant maintenance data
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Real-world evidence from multiple centers

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Data from INTERCEPT, a Phase 1 trial evaluating revumenib as pre-emptive therapy for measurable residual disease (MRD) or early relapse among patients with NPM1m or KMT2Ar AML
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The Company expects to publish safety and efficacy data from R/R NUP98r acute leukemia patients treated with revumenib in the fourth quarter of 2026.
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Published preclinical revumenib data showing that menin is a novel dependency in proliferative megakaryocytes, major drivers of myelofibrosis (MF), in Cancer Cell in July 2026. These data provide the basis for the Company’s plans to develop SNDX-62122, an internally developed, next-generation menin inhibitor, for MF.
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Multiple clinical trials evaluating revumenib across the acute leukemia treatment continuum are ongoing, such as:
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EVOLVE-2: A pivotal, Phase 3, randomized, double-blind, placebo-controlled trial of revumenib in combination with venetoclax and azacitidine in newly diagnosed NPM1m (primary efficacy analysis population) and KMT2Ar AML patients who are unfit for intensive chemotherapy. The trial is being conducted in collaboration with the HOVON network, a leading cooperative clinical trial group with extensive experience studying novel therapies for hematologic malignancies.
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REVEAL-ND: A pivotal, Phase 3, randomized, double-blind, placebo-controlled trial of revumenib in combination with intensive chemotherapy in newly diagnosed NPM1m AML patients.
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SAVE: A Phase 1/2 trial evaluating an all-oral combination of revumenib with venetoclax and decitabine/cedazuridine in pediatric and adult patients with newly diagnosed and R/R AML or mixed-lineage acute leukemia harboring either NPM1m, KMT2Ar, or NUP98r alterations. The trial is being conducted by investigators from MD Anderson Cancer Center.
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Intensive chemotherapy: Two ongoing Phase 1 trials evaluating the combination of revumenib with intensive chemotherapy (7+3) in newly diagnosed NPM1m or KMT2Ar acute leukemia patients.
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BEAT AML: A Phase 1b trial evaluating the combination of revumenib with venetoclax and azacitidine in newly diagnosed older adults (≥60 years) with NPM1m or KMT2Ar AML. The trial is being conducted as part of the Leukemia & Lymphoma Society's Beat AML® Master Clinical Trial.

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Post-transplant maintenance: A Phase 1 trial evaluating the safety and preliminary efficacy of revumenib as post-transplant maintenance in patients with KMT2Ar or NPM1m acute leukemia. The trial is being conducted by investigators from the City of Hope Medical Center.
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Break Through Cancer: A Phase 2 trial studying whether the combination of revumenib and venetoclax can eliminate MRD in patients with AML and extend progression-free survival. The trial is being conducted by Break Through Cancer, a collaboration between leading U.S. cancer research centers.
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INTERCEPT: A Phase 1 trial evaluating the use of novel therapies, including revumenib, to target MRD and early relapse in AML. The trial is being conducted by the Australasian Leukaemia and Lymphoma Group as part of the INTERCEPT AML master clinical trial.
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The Company expects the RAVEN trial to initiate in the fourth quarter of 2026. RAVEN is a Phase 2 collaborative trial of revumenib in combination with venetoclax and azacitidine in newly diagnosed KMT2Ar patients who would be considered eligible, or fit, for intensive chemotherapy.
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The Company expects the MenTain Phase 2 trial to initiate in the first quarter of 2027. MenTain will be the first randomized, placebo-controlled trial specifically focused on evaluating revumenib as post-transplant maintenance.

Niktimvo™ (axatilimab-csfr)

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Achieved $67.4 million in Niktimvo net revenue in the third quarter of 2026, a 47% increase over the third quarter of 2025 and a 12% increase over the second quarter of 2026. Syndax and Incyte are co-commercializing Niktimvo. Syndax records 50% of the Niktimvo net commercial profit, defined as net product revenue minus the cost of sales and commercial expenses. Syndax’s share of the Niktimvo product contribution, reported as collaboration revenue, was $22.6 million in the third quarter of 2026.
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In October 2026, data supporting the safety and feasibility of reduced-frequency dosing of axatilimab in patients with recurrent or refractory chronic graft-versus-host disease (GVHD) were published in Blood Advances. Data from the pivotal AGAVE-201 trial show that transition from axatilimab 0.3 mg/kg every two weeks to 0.6 mg/kg every four weeks was feasible and well tolerated. Patients had a prolonged duration of therapy after the switch (median of 21 months), and 84% remained on treatment as of the data cutoff, suggesting ongoing clinical benefit.

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Two trials evaluating axatilimab in patients with newly diagnosed chronic GVHD are ongoing, including a Phase 2 trial in combination with ruxolitinib and a Phase 3 trial in combination with corticosteroids.
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The Company expects topline data from the Phase 2 trial of axatilimab in combination with ruxolitinib to be presented at a medical meeting in the first quarter of 2027.
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The Company expects topline data from the Phase 3 trial of axatilimab in combination with corticosteroids in early 2028.
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In October 2026, the Company announced that the MAXPIRe Phase 2 trial of axatilimab in idiopathic pulmonary fibrosis (IPF) did not meet its primary endpoint. The safety and tolerability profile observed in MAXPIRe was consistent with previous clinical studies of axatilimab, with no new safety signals identified. Based on the results observed, Syndax does not plan to move forward with further development of axatilimab in IPF. The results from the MAXPIRe trial do not affect ongoing trials of axatilimab in other potential indications.

Pipeline Assets

SNDX-4321

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In July 2026, the Company announced the expansion of its pipeline with SNDX-4321, a mutant-selective, CNS-penetrant, allosteric EGFR inhibitor. SNDX-4321 is in development for non-small cell lung cancer (NSCLC) patient populations with significant unmet needs, such as those with L858R mutations, CNS metastases, atypical activating mutations, or acquired resistance to current therapies. In contrast to ATP-site directed third- and fourth-generation EGFR inhibitors, SNDX-4321 is a novel allosteric inhibitor which binds at a pocket adjacent to the ATP site that is only accessible in the presence of L858R and certain other EGFR mutations.
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The Company expects to submit an investigational new drug (IND) application for SNDX-4321 by the end of 2026 and to initiate a Phase 1 trial in EGFRm NSCLC in 2027.

SNDX-62122

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In July 2026, the Company announced the selection of SNDX-62122, a next-generation menin inhibitor, for development in MF. SNDX-62122 is the first candidate from a library of internally developed, wholly owned next-generation menin inhibitors that the Company intends to advance into new areas.
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The Company expects to submit an IND and initiate a Phase 1 trial of SNDX-62122 in MF in the fourth quarter of 2027. The development of SNDX-62122 will be informed by a Phase 1/2 proof-of-principle trial of revumenib in MF that is expected to initiate in the fourth quarter of 2026 with initial clinical data expected in the second half of 2027.

Corporate Updates

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On November 2, 2026, the Company announced Keith Goldan’s decision to retire from his role as Chief Financial Officer and the appointment of Aaron A. Ondrey as Chief Financial Officer, effective November 9, 2026. Mr. Ondrey brings to Syndax more than 25 years of financial and operational leadership experience across the biotechnology industry, with deep expertise in financial management, corporate strategy, commercialization, and mergers and acquisitions.

Third Quarter 2026 Financial Results

As of September 30, 2026, Syndax had cash, cash equivalents, and short- and long-term investments of $551.1 million and 90.0 million common shares outstanding.

Total revenue for the third quarter of 2026 was $83.3 million, which consisted of $60.7 million in Revuforj net revenue and $22.6 million in Niktimvo collaboration revenue. The Niktimvo collaboration revenue is derived from the $67.4 million in Niktimvo net revenue that was previously reported by the Company's partner Incyte for the third quarter 2026. Syndax records 50% of the Niktimvo net commercial profit, defined as net revenue (recorded by Incyte) minus the cost of sales and commercial expenses.

Third quarter 2026 research and development expenses increased to $67.5 million from $56.3 million for the comparable prior year period. The year-over-year change was primarily the result of increased expenses associated with frontline trials evaluating revumenib in combination with standard-of-care agents in the treatment of AML.

Third quarter 2026 selling, general and administrative expenses decreased to $43.7 million from $44.9 million for the comparable prior year period. The year-over-year change was primarily the result of lower commercial expenses due to launch costs incurred in 2025 for Revuforj and Niktimvo that were not incurred in the same period in 2026.

For the three months ended September 30, 2026, Syndax reported a net loss attributable to common stockholders of $49.4 million, or $0.55 per share, compared to a net loss attributable to common stockholders of $60.7 million, or $0.70 per share, for the comparable prior year period.

Financial Guidance

For the full year of 2026, the Company continues to expect total research and development plus selling, general and administrative expenses to be approximately $400 million, excluding the impact of $50 million in estimated non-cash stock compensation expense.

Syndax expects that its cash, cash equivalents and short- and long-term investments, combined with its anticipated product revenue, collaboration revenue and interest income, will enable the Company to reach profitability.

Conference Call and Webcast

In connection with the earnings release, Syndax's management team will host a conference call and live audio webcast at 4:30 p.m. ET today, November 2, 2026.

The live audio webcast and accompanying slides may be accessed through the Events & Presentations page in the Investors section of the Company's website. Alternatively, the conference call may be accessed through the following:

Conference ID: Syndax3Q26
Domestic Dial-in Number: 800-590-8290
International Dial-in Number: 240-690-8800
Live webcast: https://sndx-3q26.open-exchange.net/

For those unable to participate in the conference call or webcast, a replay will be available on the Investors section of the Company's website at www.syndax.com approximately 24 hours after the conference call and will be available for 90 days following the call.

About Revuforj® (revumenib)

Revuforj (revumenib) is the first and only menin inhibitor that is FDA approved for the treatment of adult and pediatric patients one year and older with relapsed or refractory (R/R) acute myeloid leukemia (AML) with a susceptible NPM1 mutation who have no satisfactory alternative treatment options or R/R acute leukemia with a KMT2A translocation as determined by an FDA-authorized test.

Multiple trials of revumenib are ongoing or planned across the treatment landscape, including in combination with standard of care therapies in newly diagnosed patients with NPM1m or KMT2Ar AML.

About Niktimvo™ (axatilimab-csfr)

Niktimvo (axatilimab-csfr) is a first-in-class colony stimulating factor-1 receptor (CSF-1R)-blocking antibody approved for use in the U.S. for the treatment of chronic graft-versus-host disease

(GVHD) after failure of at least two prior lines of systemic therapy in adult and pediatric patients weighing at least 40 kg (88.2 lbs).

In 2016, Syndax licensed exclusive worldwide rights to develop and commercialize axatilimab from UCB. In September 2021, Syndax and Incyte entered into an exclusive worldwide co-development and co-commercialization license agreement for axatilimab in chronic GVHD and any future indications.

Axatilimab is being studied in frontline combination trials in chronic GVHD, including a Phase 2 combination trial with ruxolitinib (NCT06388564) and a Phase 3 combination trial with steroids (NCT06585774).

About Syndax

Syndax Pharmaceuticals is a commercial-stage biopharmaceutical company advancing innovative cancer therapies. Highlights of the Company's pipeline include Revuforj® (revumenib), an FDA-approved menin inhibitor, and Niktimvo™ (axatilimab-csfr), an FDA-approved monoclonal antibody that blocks the colony stimulating factor 1 (CSF-1) receptor. Fueled by our commitment to reimagining cancer care, Syndax is working to unlock the full potential of its pipeline and is conducting several clinical trials across the continuum of treatment. For more information, please visit www.syndax.com/ or follow the Company on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "could," "estimate," "expects," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or the negative or plural of those terms, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials, the reporting of clinical data for Syndax's product candidates, the acceptance of Syndax and its partners' products in the marketplace, sales, marketing, manufacturing and distribution requirements, the potential use of its product candidates to treat various cancer indications and fibrotic diseases, Syndax's expected full year total operating expenses, including its estimated non-cash stock compensation expense, and Syndax’s expectation that its cash, cash equivalents and short-term investments, combined with its anticipated product revenue, collaboration revenue and interest income, will enable the Company to reach profitability. Many factors may cause differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes to Revuforj's or Niktimvo’s commercial availability; changes in expected or existing competition; changes in the regulatory environment; failure of Syndax's collaborators to support or advance collaborations or product candidates; and unexpected litigation or other disputes. Other factors that may cause Syndax's actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Niktimvo is a trademark of Incyte.
All other trademarks are the property of their respective owners.

Syndax Contact

Sharon Klahre
Syndax Pharmaceuticals, Inc.
sklahre@syndax.com
Tel 781.684.9827

SNDX-G

SYNDAX PHARMACEUTICALS, INC.
(unaudited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands)	2026	2025
Cash, cash equivalents, short and long-term investments	$551,079	$394,070
Total assets	$692,671	$529,706
Total liabilities	$709,851	$465,076
Total stockholders' (deficit) equity	$(17,180)	$64,630

Common stock outstanding	89,989,347	87,405,979
Common stock and common stock equivalents*	116,512,240	103,437,561

*Common stock and common stock equivalents:
Common stock	89,989,347	87,405,979
Common stock warrants (pre-funded)	-	285,714
Common stock and pre-funded stock warrants	89,989,347	87,691,693
Options to purchase common stock	13,302,121	13,128,306
Restricted Stock Units	3,123,422	2,617,562
Conversion of convertible notes	10,097,350	-
Total common stock and common stock equivalents	116,512,240	103,437,561

SYNDAX PHARMACEUTICALS, INC.
(unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Revenue
Product revenue, net	$60,743	32,007	$164,366	80,649
Collaboration revenue, net	22,555	13,864	56,584	22,975
Total revenues	83,298	45,871	220,950	103,624
Operating expenses:
Cost of product sales	$13,996	2,100	$19,837	4,264
Research and development	67,481	56,280	194,362	180,143
Selling, general and administrative	43,716	44,917	122,843	129,753
Total operating expenses	125,193	103,297	337,042	314,160
Loss from operations	(41,895)	(57,426)	(116,092)	(210,536)
Other (expense) income, net:
Royalty interest expense	(11,812)	(8,283)	(35,777)	(24,186)
Convertible note interest expense	(1,164)	-	(1,719)	-
Other interest expense	(2)	-	(4)	(6)
Interest income	5,593	5,269	12,900	18,402
Other expense	(153)	(275)	(777)	(1,082)
Total other (expense) income, net	(7,538)	(3,289)	(25,377)	(6,872)
Net loss	$(49,433)	$(60,715)	$(141,469)	$(217,408)
Other comprehensive loss:
Unrealized (loss) gain on marketable securities	(1,528)	240	(2,120)	362
Other comprehensive loss	(50,961)	(60,475)	(143,589)	(217,046)
Net loss per share:
Basic and diluted loss per share attributable to common stockholders	$(0.55)	$(0.70)	$(1.59)	$(2.51)

Weighted-average common shares used in calculating:
Basic and diluted loss per share attributable to common stockholders	89,789,842	86,620,992	89,017,885	86,531,218